SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  July 14, 2004

(Date of earliest event reported)

SOUTHWEST WATER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-8176	95-1840947
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Wilshire Building
624 South Grand Avenue, Suite 2900
Los Angeles, California 90017-3782
(Address of principal executive offices, including zip code)

(213) 929-1800
(Registrant’s telephone number, including area code)

ITEM 2.	Acquisition or Disposition of Assets.

On July 14, 2004, Southwest Water Company (the “Company”) completed its acquisition of 100% of the outstanding capital stock of Tecon Water Companies, Inc., a Texas utility company with 86 water systems and 11 wastewater systems, from Tecon Water Holdings, L.P. pursuant to the Stock Purchase Agreement by and between Tecon Water Holdings, L.P. and the Company dated as of April 30, 2004 (the “Purchase Agreement”).  The approximately $63 million purchase price, which is subject to post-closing adjustments, was paid by the assumption of approximately $18 million in existing debt and the remainder in cash.  The terms of the Purchase Agreement were negotiated on an arm’s length basis between the parties.

The Company recently expanded its aggregate credit facilities with Bank of America and Union Bank by an additional $30 million to provide liquidity in anticipation of this acquisition.  The cash portion of the purchase price was funded from borrowings under these expanded credit facilities.

A copy of the Company’s press release is attached as Exhibit 99.1 hereto.  The summary of the transaction described above is qualified by reference to the Stock Purchase Agreement attached as Exhibit 2.1 hereto.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

No financial statements are required by this item.

(b)	Pro Forma Financial Information.

No pro forma financial information is required by this item.

(c)	Exhibits.

	2.1	Stock Purchase Agreement by and between Tecon Water Holdings, L.P. and Southwest Water Company dated as of April 30, 2004.*#

	99.1	Press Release dated July 15, 2004.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Secretary of the Securities and Exchange Commission.

# Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally any omitted schedules to the Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 28, 2004

SOUTHWEST WATER COMPANY

By:	/s/ Richard J. Shields
Richard J. Shields
Chief Financial Officer

EXHIBIT INDEX

Exhibit 2.1 – Stock Purchase Agreement by and between Tecon Water Holdings, L.P. and Southwest Water Company dated as of April 30, 2004. *#

Exhibit 99.1 – Press Release dated July 15, 2004

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Secretary of the Securities and Exchange Commission.

# Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally any omitted schedules to the Commission upon request.